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                                                                    EXHIBIT 99.1




                              PROVIDENT BANKSHARES
                           Q1 EARNINGS TELECONFERENCE
                                 APRIL 18, 2002


THE OPERATOR:

Good morning, and welcome, ladies and gentlemen, to Provident Bankshares

Corporation's First Quarter 2002 Teleconference. At this time, I would like to inform you that this conference is being recorded for a rebroadcast and that all parties are in a listen-only mode. At the request of the Company, we will open up the conference for questions and answers after the presentation. I will now turn the conference over to Ellen Grossman, Director of Investor Relations.

Please go ahead, ma'am.


MS. ELLEN GROSSMAN:

Thank you. Good morning, and thank you for joining our teleconference to discuss

Provident's First Quarter Earnings. This is Ellen Grossman. I want to review some housekeeping details. First, if you did not receive the press release and financial tables, please call me, 410-277-2889. Our preferred method of distribution's by e-mail, so please provide an e-mail address, and if that's not possible, a fax number. We will have a replay of this teleconference available from 12:00 Noon today until



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Midnight on May 1. To access the replay, call 1-800-428-6051, code 236043. And after that time, there'll be a transcript available on our Web site. Our attorneys asked me to remind you to take note of the cautionary language at the end of the press release regarding forward-looking statements. That same language applies to today's teleconference. And, now, I'll turn you over to your host, our Chief Executive Officer, Peter Martin.



MR. PETER MARTIN:

Good morning. Thanks, Ellen. With me today are Dennis Starliper, our Chief

Financial Officer; Dick Oppitz our Executive Vice President in charge of

Consumer Lending; and Gary Geisel, our President. I'm very enthusiastic regarding the Provident story, and that story for the first quarter is increased income and a stronger balance sheet. We are executing our strategies well. We've expanded our retail and commercial presence in the Washington area. We have increased core loans and deposits, both retail and commercial, and we have decreased our wholesale business, continued to build leverage of the bank. And we have continued to control costs. Results are income about $11.5 million, or

$0.44 a share for the quarter. Return on common equity of 15.76, return on assets of .96, and a



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margin of 3.30%. Non-performers ended the quarter at $24 million, almost all of which are consumer residential, including the acquired loan portfolio. Those loans are written down to current collateral value at 180 days. Therefore, these are very well collateralized as compared to typical C&I non-performers. Our loan loss reserve is $35 million, or 1.3 percent of loans. Our leveraged ratio has increased to 7.37, and our tier-2 capital is 11.58. We are pleased with where we are. Dennis, Dick and Gary will discuss our performance and prospects in more detail. Dennis?


MR. DENNIS STARLIPER:

Thank you, Peter. Good morning, everyone. As Peter mentioned, management is indeed pleased with the first quarter results. These results reflect both an improved level of core operating performance and strength in balance sheet. The

Company posted solid growth in core loan and deposit products, which were well balanced between both our commercial and our retail segments. Capital and reserve levels are higher, while non-performing and charged-off loans are lower.

But before we get into the discussion of the quarter, I'd like to generally discuss Provident's interest rate risk exposure, our stock dividend policy, and



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talk a little bit about our share repurchase program. Given that there's a lot of interest currently in Fed policy, I just thought it might -- I might take a minute here to discuss Provident's earnings at risk exposure, and, like most of our peers, Provident uses simulation modeling to measure earnings at risk exposure given a variety of interest rate movement or changes in the relationships between them. Generally, our work shows that Provident really isn't all that atypical in that earnings improve when the yield curve steepens and declines with flattening and inversion scenarios. And like you may expect,

Provident hedges out forward scenarios that present excessive risk. Just by way of example, if the forward-yield curve, which predicts significantly rising short-term rates and slightly rising long-term rates, was to be realized,

Provident's net interest income would be impacted very little in the first year but could be reduced by about 2 percent in the second year. I'd just ask that you bear in mind that this is a modeling result, and it assumes that management takes no intervening action. Yield curve flattening scenarios do receive our greatest amount of monitoring and hedging attention, and we're comfortable with the risk exposure that we have to them. Anyway, if you'd like to discuss this further, I'd like -- I'd ask you




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to call or come by for about a three-day visit. As you may know, these kinds of explanations of interest rate risk are somewhat complex, but, nevertheless, I just wanted to summarize what our position is. For a more strategic perspective,

Provident is currently operating at the short end of its policy range for equity duration, and we really have no current plans to shift back to neutral. With respect to our stock dividend policy, as announced in the press release, we've elected not to declare a stock dividend, as we have from time to time in the past. Doing so is going to eventually conflict with our cash dividend policy with respect to the payout ratio and continued quarterly growth. So our share repurchase program -- during the quarter, the Company repurchased 124,000 shares. We had very little activity. Approximately 80,000 of those shares were purchased to close out the old authorization and the remaining 40 from the current. That means that our current authorization has in excess of 950,000 shares remaining for possible execution. We have no specific plan to complete this remaining authorization, but we'll enter the market as supply presents itself or as market conditions make it feasible to do so. Given the recent appreciation in our share price, we're currently evaluating the feasibility of the continuation -- current



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continuation. Moving on to the quarter's results, there are a couple of events that I do think merit some discussion here. Net charge-offs for the month reflect the successful recovery of a $1.3 million of previously charged-off purchased second mortgages. The second was successful in settling a suit we filed for recovery of losses realized last year from a defunct loan servicer.

The settlement of this action consisted of a one-time immediate payment of 1.3 million, followed by an additional payment of 1.5 million, which will be received quarterly for a number of years beginning right away. Payments will begin at approximately $200,000 per quarter and amortized over the remaining lives of the affected loans. The 1.3 million that we received immediately was booked as a recovery, as will the quarterly amounts received in the future. This is part of the reason for the loan reserve growing to 1.30 percent and also had about a 20-basis-point favourable impact upon the net charge-off-to-loan ratio that you see in the press release. The second event is the slowdown in mortgage refinancing activity, which has restored the amortization rate on our purchased premium that's on our second mortgage portfolio to more normal levels. I'll discuss this a little bit more in my review of net interest income, which let's just into right now.




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Net interest income improved significantly as accelerated premium adjustments on the acquired loan portfolio were completed in the fourth quarter.

The return to normal amortization is the primary reason for the $4 million linked quarter increase in net interest income. This represented 42 of the 48 basis points of increase in margin over the fourth quarter. Remaining unamortized premium is approximately 34 million on purchased loan balances of about 850 million. A little less than half of this 34 million is planned to be amortized over the next year. Somewhat hidden by the premium amortization clutter is a six-basis-point improvement in the margin for the continued

reduction and wholesale assets and liabilities and strong growth in core loans at the (indiscernible). As you could see from the press release, average earning assets declined over the quarter by $110 million. During the quarter, we were able to reduce wholesale assets by 153 million, while growing core loans by 43.

Core deposits grew by 33 million. Comparing earning assets in the current quarter to the same quarter last year shows a decline in earning assets of 630 million. Over this period, wholesale assets have been reduced by $830 million,

while core commercial and consumer loan growth was 200 million. Core deposits since last year have increased 120 million, and Dick and



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Gary will discuss the core deposit and loan story a little bit more in just a second. As you might expect, scaling down wholesale assets and liabilities has had the effect of reducing absolute net interest income, but this activity, in concert with the repurchase of associated capital, has been continually improving our margin and operating performance. Continuation of our strategy to reduce wholesale assets and liabilities, while growing core loans and deposit,

is the principal reason for improvement in our operating ratios that are presented in the press release. Throughout last year, this margin improvement has been masked somewhat by the need to take premium adjustments in response to heavy mortgage refinancings. This quarter's margin, therefore, represents a pretty clear picture of our normalized operating margin. Now, the shortened number of days in this quarter, in the first quarter, rather, has the effect of increasing our margin by about five basis points. So we expect our ongoing operating net interest margin to be in the 320s over the remainder of the year.

Moving on to the next segment of non-interest income, it was down 4.2 million versus the prior quarter for two reasons. Related to the additional acquired loan premium amortization written off in the fourth quarter are the offsetting gains of approximately 3.7 million realized on bond that we hold



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specifically in the investment portfolio to hedge that risk. Security gains this quarter were minor at 167,000 and related to the disposal of certain securities acquired in our Harbor Federal (phonetic) acquisition. The second variance of note in non-interest income versus last quarter was the seasonal reduction in deposit service fee income. As expected every year, this fee income item spiked in the fourth quarter by somewhere between 5 and 8 percent, and then turnaround

-- turns around, reverses itself in the subsequent first quarter by a like amount. Aside from these two items, we saw good growth in our fixed annuity product sales and stronger loan fees in our commercial segment. Year over year,

it's still good to note that deposit service fees are continuing to grow at 15 to 20 percent annually; in addition, we're starting to experience double-digit growth in commission fees in our investment center. Now, although this is small,

we are pleased with the 11-percent growth rate there. With respect to operating expenses, you can see that they were flat with the prior quarter and up a little over 2 percent compared to last year. There really aren't any unusual items to discuss here, but we continue to expect operating expenses this year to grow by something under 3.5 percent. As you can see from the press release, the efficiency ratio is now



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headed in the right direction, and we expect the improvement to continue over the subsequent quarters. Now, peering out on the horizon, our expectation for the remainder of the year is that we see our margin being in the mid-320s over the year, earning assets remaining between 4.5 and 4.6 billion, we expect the growth rate and fee income to be between 15 and 18 percent, and as said earlier,

operating expense growth of less than 3.5 percent. We also expect reserves to remain near their current level but not below 130. We also want to see our leverage and risk-based capital ratios at 7.5 percent and 12 percent,

respectively, at year-end. So, given this expected level of performance, we expect to finish the year in the upper end of your current range estimates. So with that, that concludes my remarks. I thank you for your time. I'll turn it now over to Dick.


MR. DICK OPPITZ:

Thanks, Dennis. Good morning. This is Dick Oppitz, and, as usual, the topics

I'll be discussing in the conference include asset quality in general and first quarter production in commercial and real estate, small business banking, and consumer lending. To begin, I think it's worth noting that our market footprint has continued to



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enjoy generally stable economic conditions. Maryland's unemployment rate remains below the national average, and Northern Virginia continues to benefit from federal government and defense-related expansion. We saw commercial real estate lending soften somewhat during the first quarter, but home building remains very robust in all of our markets. Turning to asset quality, we had another uneventful quarter with non-performing loans down to 24 million from 27.4 million at 3/31/01 and down from 28.8 at year-end '01. The real story in the non-performing loans is the 23.7 million, or 99 percent of our total non-performing loans are in consumer and residential mortgage loans, all of which are collateralized by real estate. The commercial and commercial real estate loans in non-performing status at quarter-end total less than $300,000,

and our ongoing monitoring of these portfolios would lead us to believe that overall our non-performing loans should remain relatively stable in the foreseeable future. We endeavor to ensure that asset quality remains strong by continuing to utilize a two-signature approval process, with all exposures over

$3 million going to a credit committee and all over $5 million requiring executive management approval. Additionally, we conduct regularly recurring reviews of all our commercial real estate



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portfolios, our larger commercial banking exposures, and all criticize assets regardless of size. Charge-offs for the quarter were $3 million, basically flat with last quarter's $2.9 million, and contain nothing out of the ordinary. As

Dennis mentioned previously, we did have a $1.3 million recovery on consumer loans previously written off within a single servicer's portfolio. This amount was included in the first quarter's provision and helped us increase our reserve to 1.3 percent at quarter-end. Based on the current make-up of our non-performing loans being almost exclusively real estate secured consumer and residential mortgages, we remain comfortable with the adequacy of our reserve and its coverage of non-performers. And in keeping with our previously stated

plan to reduce wholesale exposure, a syndicated book was reduced 26 percent during the first quarter to $83 million, down from $108 million a year ago and down from $104 million at year-end '01. Moving to commercial banking activity,

while commercial and real estate loans grew only 3-percent compared to a year ago, keep in mind that the syndicated book was down 25 million at the same time.

Our core lines actually increased 8 percent over the year, driven by growth in both commercial and real estate, but progress seen in all of our geographic markets. The positives in



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commercial banking grew 33 percent for the same quarter last year, with associated deposit service fees up 55 percent. Our loan fees were also up sharply, showing a 60-percent increase over the first quarter of last year. As I mentioned in prior conferences, we've established a small business service center and launched an expanded line of business checking products in April last year. These new products have been instrumental in 124-percent increase in checking account openings. Our average small business checking balances in the branches exceeded $103 million for the quarter, off 22 percent from last year,

and deposit service fee associated with these accounts was up 17 percent. Our business debit card has become an increasingly important contributor to this fee-income stream with 133-percent increase in card base from last year, driving a corresponding 54-percent increase in debit card income. On the consumer lending side, our combined product line generated $93 million in new line production during the quarter, a 34-percent increase over the same period last year. (Indiscernible) growth was principally in our marine and home equity products, which have been strong over the last year. We launched our annual spring home equity advertising earlier in the first quarter to capitalize on the low-rate environment and strong consumer



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interest on home equity borrowings. This was supported by a strong media campaign, and we've seen significant increases in application volume and closings. We'll run this campaign through May, and at the same time, we hope to further grow home equity volume by beginning to market this product on Lending

Tree.com sometime during the second quarter. I'll now turn you over to our

President, Gary Geisel.


MR. GARY GEISEL:

Thank you, Dick. Good morning, everybody. I'd like to close our discussion about the first quarter by describing our success in executing our long-term strategies and the financial plan that it represents. I'll describe our strategy and then relate specific results of the quarter back to these strategies.

Specifically, our long-term focus includes five major initiatives. The first one is to broaden our presence and market share in Metropolitan Washington from our

Baltimore heritage. Secondly, we plan to grow our commercial business across the

Baltimore/Washington corridor to complement the success we've had with our retail business. Thirdly, we clearly plan to improve our efficiencies and productivity. Fourth, as you can see, we're concentrating on our core businesses




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as we decrease our reliance on wholesale businesses -- wholesale businesses, by example, the brokered CDs, acquired second mortgages, and syndicated lending.

And, lastly, we plan to continue our successful branch expansion initiative. Let me take each of these one at a time. On the Metropolitan Washington initiative,

we've found good success as we've grown commercial loans 19 percent, or $49 million, from the first quarter of 2001. During the same time period, commercial deposits grew 53 percent. On the retail side, 31 percent of our new retail accounts were generated by Washington Metro branches, while key income on the retail side increased 45 percent over the first quarter of 2001, in this, our expansion market. On the commercial banking initiative, we grew commercial loans across all our markets 6 percent, or $48 million, over the first quarter of

2001. And during the same period, commercial deposits increased 33 percent, and commercial deposit fees rose 55 percent during the past year. On the efficiency front, as Dennis mentioned, our non-interest expense increased 2.2 percent of the first quarter of 2001, and as we constantly evaluate our branch system, we closed two under-performing branches during the quarter. Our efficiency ratio declined to less than 64 percent during the quarter, and additional progress is planned during the year. On the core banking



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front, our core businesses continue to perform well, but that can be cloaked by the significant decline that we are orchestrating with our wholesale balance sheet. Specifically, core deposits rose 5 percent over the first quarter of

2001, or about $120 million. This deposit growth is evenly split between our traditional Baltimore market and our Metropolitan Washington expansion market.

During the same time period, core loans grew 8 percent, or -- excuse me, $93 million. On the other hand, as Dennis described, our wholesale businesses have declined dramatically. Wholesale deposits -- that's mostly brokered CDs --

declined 25 percent, or $634 million from 2001, and our wholesale loans, mostly made up of syndicated loans and acquired second mortgages, declined 34 percent,

or over $830 million from the prior year. These result for a trade to transformation that is taking place in our balance sheet that we described to you previously. Lastly, our expansion efforts -- while we didn't open any branches during the quarter, our plan calls for 10 to 12 new locations during the year. Half of those locations will be in-store, and half of them traditional, with virtually every location positioned in our targeted expansion markets of Metropolitan Washington. And, in fact, over one-third of our network is already within this growth market. We have



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expanded our partnership with BJ's Wholesale Club and will be opening three new branches in their stores during the year. And in the meantime, we continue to look for acquisition opportunities that fit within this expansion strategy. In summary, we continue to execute against our long-term financial plan, and we believe these five initiatives are the critical foundation for our long-term success.


I'll now open the teleconference for your questions.


THE OPERATOR:

(CALLER INSTRUCTIONS)

Ms. Collyn Gilbert, Ryan Beck


THE CALLER:

Thanks.  Good morning.


COMPANY REPRESENTATIVE:

Good morning, Collyn.


THE CALLER:

Good morning, guys. Just a question about -- and maybe this is going to be directed towards Dennis -- what's happening in the securities portfolio and kind of what your investment strategy is there? From the fourth quarter, it



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looked as if securities were up 155 million. Could you just speak a little bit to what you're doing there?


MR. DENNIS STARLIPER:

Sure can. Strategy-wise, we had been putting excess cash flows into our investment portfolio, as opposed to acquired loans, and what we had been doing is buying a combination primarily of short -- short ARMs securities, Ginnie Mae

ARMs, and bonds, keeping in the two-year territory. So the bond -- additions to the bond portfolio have been for some time shortening duration of that portfolio, and the $150 million we put in there is in that same line.


THE CALLER:

Okay.


Peter Martin:

CD rates will probably go up, and that's the best place to be.


THE CALLER:

Sure.


Mr. Starliper:



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As I mentioned earlier, we've been on the short side of it. We had been for some time here shortening equity duration, and this is just consistent with that plan.


Collyn Gilbert:

Okay, great. And then my other question was, Dick, you were talking -- I'm trying to find it in my notes -- it was a dollar amount that I missed. Let me just look here quickly. Talking about -- oh, no, actually, I think, Gary, maybe you mentioned it. The decline in brokered CDs from the year-ago period -- you said it was down 25 percent, but what was that in terms of dollar amount?


MR. DICK OPPITZ:

Dollar amount, Collyn, is $634 million.


Collyn Gilbert:

Okay. And the run rate that we've seen here in the reduction of the wholesale business, do you expect it to continue for the most part at that level?


MR. DICK OPPITZ:

Probably not, just being this accelerated, but because of the acceleration on the repayments that we've talked about



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before. So while we continue to contract that wholesale business, it probably won't be contracting at the level that you're seeing right now.


Collyn Gilbert:

Okay.  Okay, that was all I had.  Thank you.


COMPANY REPRESENTATIVE:

Thank you.


THE OPERATOR:

(CALLER INSTRUCTIONS)

Sam Caldwell, SunTrust Robinson-Humphrey


THE CALLER:

Good morning, guys.

COMPANY REPRESENTATIVE:

Hi.


THE CALLER:

I had a question on the 90-day past due loans. I noticed they were up slightly from the fourth quarter. Was -- is that primarily consumer residential in addition to your NPAs?



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COMPANY REPRESENTATIVE:

Yes, it is.


COMPANY REPRESENTATIVE:

It is basically all consumer residential.


THE CALLER:

Great.  That was the only question I had.  Thanks, guys.


COMPANY REPRESENTATIVE:

Thank you.


THE OPERATOR:

(CALLER INSTRUCTIONS)

Jeff Davis , Midwest Research


THE CALLER:

Good morning. Jeff Davis, Midwest Research. A couple of questions. Dennis, the amount of wholesale that's on the balance sheet, following up on Collyn's question, is -- what are we down to as far as dollar volumes of what would be considered wholesale assets, first in the loans, and



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then what's left in the securities portfolio from the securitization?


MR. DENNIS STARLIPER:

Yeah, the wholesale -- let's make sure we understand what the convention is for wholesale assets. In the first quarter of 2002, this -- wholesale assets, Jeff,

represent the residential mortgage portfolio, indirect consumer loans, the primary -- the acquired loan portfolio. Those are what the items that we'd consider as being wholesale. At the end of the second quarter, that was a little under $2 billion. That's where it is now, and at the end of the first quarter last year, it was at 2.7. Now, the rest of your question, Jeff, was what? Is it where do you expect that to be at the --?


THE CALLER:

Yes, you are reading my mind.


MR. DENNIS STARLIPER:

Okay, let's see. Looking at 2002, I would expect -- hang on, I'm going to try to fumble through some papers here, Jeff -- I expect that to be by the end of the year somewhere a little bit north of a billion seven. I'm



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expecting a couple hundred million dollars of run-off here for the remainder of the year.


THE CALLER:

Okay. On the CD repricing, looks like we were down on our cost of funds, Dennis,

about 70 (indiscernible) quarter. How is that likely to play out for the balance of the year? It looks like at year-end about 40 percent of your CDs were scheduled to reprice this quarter for the balance of the year.


MR. DENNIS STARLIPER:

Jeff, I expect the rate on CDs to decline over the rest of the year significantly. We, as you -- if you look at the numbers, we were net down CDs, I want to say, between 60 and 70 million over last year. And that is on -- that is on core CDs. We had a high degree of -- we had a high degree of Harbor Federal

CDs, which were longer-term high rate that had come due in the fourth quarter and will continue to come due this year that we don't expect to see -- really come back to the bank. I hope they'll come back to the bank, but the other ones that have been with us before haven't stayed. In addition to that, we expect to see consistent growth in DDA through the year, so that



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combination should help us to lower our cost of core deposits over the remainder of the year. We're obviously not renewing brokered CDs because of -- the amortization of the acquired loan portfolio takes place. The CDs are coming off in lock stock with them.


THE CALLER:

Okay, so the margin guidance for the year, and I understand, we have the -- with the amortization on the premiums and the purchase, is coming down, but the 330 this quarter guidance, 325. Where I'm headed, Dennis, so, in effect, is the CDs being your -- all your second-highest cost of funds here in of themselves will not be a margin driver for the balance of the year, that is, driving the margin higher?


MR. DENNIS STARLIPER:

Hopefully so.


THE CALLER:

Okay.


MR. DENNIS STARLIPER:

Now, 3.25, that sure is some precision.



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THE CALLER:

No, I understand, yeah.


MR. DENNIS STARLIPER:

I'd say we would be somewhere -- anywhere as low as 3.20 to 3.27, that territory.


THE CALLER:

Okay.


MR. DENNIS STARLIPER:

Jeff, hang on a second.  Peter Martin has a comment.


MR. PETER MARTIN:

Dennis, Would you construct that wholesale assets? I wasn't paying close enough attention.


MR. DENNIS STARLIPER:

Do you want me to describe what constitutes the current balances?


MR. PETER MARTIN:

Yes, I want to be sure that Jeff is clear on that.



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MR. DENNIS STARLIPER:

What constitutes the balances are investment portfolio of $819 million.


MR. PETER MARTIN:

Okay, the investment portfolio you're including in it. I just want to clarify that.


MR. DENNIS STARLIPER:

That's not loans.  That includes the investment portfolio.


MR. PETER MARTIN:

Jeff, I didn't know whether you got that.


THE CALLER:

Right, but let me just follow on. Dennis, with regards to the second mortgage portfolio, what is that down to, purchased second mortgage?


Mr. Starliper:

$680 million at the end of the quarter.



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Mr. Martin:

And then there's another three to four hundred million-dollar piece in the securities portfolio. There's also $83 million in syndicated loans.


THE CALLER:

Okay, I got that from earlier in the call. And then two more follow-ups, if I could, please. First of all, Dennis, within the securities portfolio, the

Providian item, where you took a little bit of charge -- or took a 2 million charge last quarter and reversed -- and backed out some accrued interest, did that reverse this quarter?


MR. DENNIS STARLIPER:

The interest did.


THE CALLER:

Okay.  $400 thousand?


MR. DENNIS STARLIPER:

And -- obviously, the security is still marked down.



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THE CALLER:

Okay. And then a general question. On the marine portfolio with regards to a bigger picture is, are you guys seeing any pickup there with regards to the level of consumer -- consumer's willingness to spend for big tickets? Is it slowing down? And, correct me if I'm wrong, but isn't most of that paper originated on both the coasts, and, if so, is one coast better than the other coast?


Mr. Oppitz:

Now, you are correct in saying the paper is both coasts, and the volume has stayed strong through the first quarter. We did raise rates recently, slightly on that, which slowed it a tad, but we've had a strong quarter and we're off just slightly in April but not much.


THE CALLER:

So this year versus last year -- you don't see -- and I assume this is the boat-buying season -- you don't sense a slowdown in the consumer?



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Mr. Oppitz:

We have not at all. The average ticket's about a quarter of a million now, a little bit north of that; really hasn't impacted that slice of the economy at this point in time.


THE CALLER:

Okay.  Very good.  Thank you.


THE OPERATOR:

(CALLER INSTRUCTIONS)

Claus Hirsch, Corinthian Partners


THE CALLER:

Yes, good morning -- Claus Hirsch, Corinthian Partners in New York -- Peter,

Dennis, etcetera. I have a question for Gary on the branch network. First of all, did I understand you correctly when you said one-third of the network is now in-store?


MR. GARY GEISEL:

No, I didn't say that, Claus. One-third of our network is in suburban

Washington.



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



THE CALLER:

Ah-ha.


MR. GARY GEISEL:

But you're correct. I mean probably maybe 40 percent of our network -- Ellen here's giving me the note -- 41 of our 100 locations, let's call it, are in-store locations.


THE CALLER:

Um-hmm. Okay. All right. In the past, you have talked about the typical timeline there for profitability. Has that changed at all?


COMPANY REPRESENTATIVE:

It really has not changed. We have -- we constantly -- look at this on a quarterly basis, and with in-store, we begin to be profitable in the 18th or

19th month.


THE CALLER:

Um-hmm.


Mr. Geisel:



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



That's on average. There are some locations that might take a couple extra months, but, by and large, our locations are turning a profit in the 18th month.


THE CALLER:

Right, okay. You mentioned that I think you had closed two under-performing branches in the first quarter.


COMPANY REPRESENTATIVE:

That's correct.


THE CALLER:

Were those in-store?


Mr. Geisel:

one was in-store and one was traditional.


THE CALLER:

I see.


COMPANY REPRESENTATIVE:

One was a branch acquired in the Harbor Federal acquisition.



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



THE CALLER:

I see.


Mr. Martin :

-- which wasn't performing to -- what we expected.


THE CALLER:

Right, right, right, right. And the one in-store -- I don't mean to belabor this point, but the one in-store that you've closed because of underperformance, I mean I take it that was sort of an outlier, that was an exception to the rule?


COMPANY REPRESENTATIVE:

Well, not only is it an exception to the rule, Claus, but when you say the word outlier, you really are right on. It's one of these in-stores that was really in

Pennsylvania --


THE CALLER:

Um-hmm.


COMPANY REPRESENTATIVE:



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



-- but was pretty far away from our footprint, and we couldn't develop enough synergy around it to be successful.


THE CALLER:

I see. Very good. Just one other question. Again, on in-store branches. To what extent are your competitors -- and I know they're all over the lot -- to what extent are they adopting a similar strategy, you know, and to what extent is that affecting your operation?


Mr. Geisel:

I'd say the two major competitors that we have on the in-store front would be

Sun Trust , and Sun Trust is pretty focused on the Safeway chain. And Chevy

Chase, which is pretty focused on the Giant Food chain.


THE CALLER:

Um-hmm.


Mr. Geisel:

And I'm trying not to be smug about this, but I think that their execution of in-store isn't exactly our execution, and that, at least from afar, it would seem that they're not performing to our standards. And when I talk about our



Provident Bankshares Q1 4-18-02                                               33
execution, as you'll recall, we do hire only sales people in-store, and we train them to be bankers.


THE CALLER:

Right.


COMPANY REPRESENTATIVE:

And so we work very hard at building the business in store. We don't sort of sit there and wait for it to come to us, and I think that's pretty different from,

at least my observation, of what our two competitors have been doing.


THE CALLER:

Um-hmm, um-hmm, yeah, good. Okay, thank you very much.


COMPANY REPRESENTATIVE:

Thank you.


THE OPERATOR:

If there are no further questions at this time, I will now turn the conference back to Mr. Martin to conclude.


MR. PETER MARTIN:



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



Thank you, Brian. Well, we appreciate you all being with us today. Your participation is appreciated. We believe that the Provident story is an excellent story, and all of us have been pleased to share it with you today, and

I would just reiterate Dennis's comment that we're comfortable with the upper level of your earnings projections for 2002.


THE OPERATOR:

Ladies and gentlemen, that concludes your conference call for today. Thank you all for participating, and have a nice day. Should you wish to access a rebroadcast of this conference call, you may do so by dialing 1-800-428-6051,

with a Passcode of 236043. All parties may now disconnect.

(CONFERENCE CALL CONCLUDED)



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